Exhibit 4.23

EXECUTION COPY

CONSENT AGREEMENT

CONSENT AGREEMENT, dated as of June 13, 2006 (this “Consent Agreement”), among MBIA INSURANCE CORPORATION, a New York stock insurance company (in its capacity as Surety Provider under certain series of ARG Notes outstanding from time to time, “MBIA”), AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance company (in its capacity as Surety Provider under certain series of ARG Notes outstanding from time to time, “Ambac”) and ASSURED GUARANTY CORP., a Maryland stock insurance company (in its capacity as Surety Provider under certain series of ARG Notes outstanding from time to time, “Assured”, and together with MBIA and Ambac, the “Consenting Parties”), made for the benefit of ARG FUNDING CORP., a Delaware corporation, ALAMO FINANCING L.P., a Delaware limited partnership, NATIONAL CAR RENTAL FINANCING LIMITED PARTNERSHIP, a Delaware limited partnership, VANGUARD CAR RENTAL USA INC., a Delaware corporation and VANGUARD CAR RENTAL USA HOLDINGS INC., a Delaware corporation (collectively, the “Vanguard Entities”), and acknowledged by The Bank of New York, in its capacity as Trustee (as defined in the ARG Indenture (as defined below)) under the ARG Indenture.

R E C I T A L S

WHEREAS, National Car Rental Financing Corporation, a Delaware corporation, as general partner (the “NFLP General Partner”) of National Car Rental Financing Limited Partnership (“NFLP”), and Vanguard Car Rental USA Inc. (as successor in interest to National Car Rental System, Inc.), a Delaware corporation, as limited partner of NFLP (the “NFLP Limited Partner”), desire to enter into the Third Amended and Restated Agreement of Limited Partnership, dated effective as of June 13, 2006 (the “NFLP Partnership Agreement”);

WHEREAS, Alamo Financing L.L.C., a Delaware limited liability company, as general partner (the “AFLP General Partner” and together with the NFLP General Partner, the “General Partners”) of Alamo Financing L.P. (“AFLP”), and Vanguard Car Rental USA Inc. (as successor in interest to Alamo Rent-A-Car, Inc.), a Delaware corporation (the “AFLP Limited Partner” and together with the NFLP Limited Partner, the “Limited Partners”), desire to enter into the Second Amended and Restated Agreement of Limited Partnership, dated effective as of June 13, 2006 (the “AFLP Partnership Agreement” and together with the NFLP Agreement, the “Partnership Agreements”);

WHEREAS, the Vanguard Entities have requested that each of the Consenting Parties acknowledge and consent, and confirm its consent to (a) the execution, delivery and performance of the Partnership Agreements, attached hereto as an exhibit, and to the terms and conditions in the Partnership Agreements and (b) be bound by this Consent Agreement for all purposes; and

WHEREAS, each of the Consenting Parties has agreed to acknowledge and consent, and confirm its consent to the above.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T S

SECTION 1.  Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Partnership Agreements.

SECTION 2.  Agreement.

(I)            Each of the Consenting Parties acknowledges and hereby expressly consents, and confirms its consent to the execution, delivery and performance of the Partnership Agreements and to the terms and conditions in the Partnership Agreements (a copy of each Partnership Agreement, as amended, is attached hereto as Exhibit A).

(II)           Each of the Consenting Parties hereby agrees to be bound by this Consent Agreement for all purposes.

SECTION 3.  Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS CONSENT AGREEMENT, AND ALL MATTERS ARISING OUT OF OR IN ANY MANNER RELATING TO THIS CONSENT AGREEMENT.

SECTION 4.  Direction To Trustee. Each of the Consenting Parties hereby consents to the Trustee entering into that certain Standstill Letter, dated as of June 13, 2006 (the “Standstill Letter”), among Vanguard Car Rental USA Holdings Inc., Goldman Sachs Credit Partners L.P., as Administrative Agent on behalf of the Lenders (the “Administrative Agent”), MBIA Insurance Corporation, as a Surety Provider, Ambac Assurance Corporation, as a Surety Provider, Assured Guaranty Corp., as a Surety Provider, The Bank of New York, as ARG Trustee, Alamo Trustee and NFLP Trustee, Alamo Financing L.P., Alamo Financing L.L.C., National Car Rental Financing Limited Partnership and National Car Rental Financing Corporation.

SECTION 5.  Entire Agreement. This Consent Agreement and the Partnership Agreements constitute the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements, whether written or oral with respect to the subject matter hereof. This Consent Agreement cannot be amended without the written agreement of each party hereto.

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SECTION 6.  Effectiveness. This Consent Agreement shall be effective upon its execution and delivery by all the parties hereto.

SECTION 7.  Counterparts. This Consent Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

SECTION 8.  Third-Party Beneficiaries. Each of the Vanguard Entities shall be an express third-party beneficiary under this Consent Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MBIA INSURANCE CORPORATION

By:	/s/ Dana L. Hartman
Name:	Dana L. Hartman
Title:	Director

AMBAC ASSURANCE CORPORATION

By:	/s/ Jennifer J. Baratta
Name:	Jennifer J. Baratta
Title:	First Vice President

ASSURED GUARANTY CORP.

By:	/s/ Andrew H. Pickering
Name:	Andrew H. Pickering
Title:	Chief Surveillance Officer

[Partnership Consent Agreement]

Acknowledged by:

ARG FUNDING CORP.

By:	/s/ Jill A. Gordon
Name:	Jill A. Gordon
Title:	Vice President

ALAMO FINANCING L.P.

By:	ALAMO FINANCING L.L.C.,
its General Partner

By:	/s/ Jill A. Gordon
Name:	Jill A. Gordon
Title:	Vice President

NATIONAL CAR RENTAL FINANCING
LIMITED PARTNERSHIP

By:	NATIONAL CAR RENTAL
FINANCING CORPORATION, its General
Partner

By:	/s/ Jill A. Gordon
Name:	Jill A. Gordon
Title:	Vice President

VANGUARD CAR RENTAL USA
HOLDINGS INC.

By:	/s/ Gerard J. Kennell
Name:	Gerard J. Kennell
Title:	Senior Vice President and Treasurer

VANGUARD CAR RENTAL USA INC.

By:	/s/ Gerard J. Kennell
Name:	Gerard J. Kennell
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK, in its
capacity as Trustee, Financing Source and
Beneficiary under the ARG Program
Documents

By:	/s/ John Bobko
Name:	JOHN BOBKO
Title:	VICE PRESIDENT